Exhibit 15
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-66444, 333-45070 and 333-445990) of Pearson plc of our report dated March 26, 2009 relating to the financial statements and effectiveness of internal control over financial reporting which appear in this Form 20-F for the year ended December 31, 2008.
PricewaterhouseCoopers LLP
London, England
March 26, 2009